RETAIL LICENSING AGREEMENT


      AGREEMENT made as of the 10th day of May, 2000, by and between WINTERLAND, 1951 Fairway Drive, San Leandro, California 94577 (hereinafter "Licensor") and FAMOUS FIXINS, INC., 2500 West 57th Street, Suite 1112, New York, New York 10107 (hereinafter "Licensee").


ARTIST:                      'N SYNC

LICENSED PROPERTY:           names, symbols, emblems, designs, service marks,
                             trademarks, copyrights in graphic designs, logos, visual representations, and likenesses of Artist

LICENSED AREA:               United States and Canada

LICENSED TERM:               5/1/00-4/30/02

LICENSED PRODUCTS:           the following items whose packaging, wrapping,

ROYALTIES:

Guaranteed Minimum Payment:  $100,000

Minimum Royalty Base:        Minimum wholesale selling price for similar
                             quantities sold, less 20%


      If, at any time during the Licensed Term, Licensee:

            (a) pays the third-party licensor of any licensed property similar to the Licensed Property herein a royalty rate greater than that payable to Licensor set out above; or

            (b) either (i) sets a minimum cost as a base for calculating royalties for the licensing to any third party of any licensed property similar to the Licensed Property herein which is higher than the Minimum Royalty Base herein: or (ii) when there is no Minimum Royalty Base herein, sets a minimum royalty base with any third party for any licensed property similar to the Licensed Property herein;

then the royalty rate paid to such third party or the minimum royalty base on which such third party is paid shall be substituted for the Royalty Rate or Minimum Royalty Base set out above, as the case may be, as of the date of the agreement with such third party to pay such higher royalty rate or set such higher minimum royalty base.

COPYRIGHT NOTICE:             (C)2000 Zeeks, Inc.

TRADEMARK NOTICES:            Winterland (TM)


      The trademark for 'N SYNC shall be designated by Licensor during the product-approval process.


INITIAL ON-SALE DATE:          To be determined

LICENSOR PRICE FOR
LICENSED PRODUCT:              Licensee's cost plus 20%

      This agreement includes the terms and conditions on the pages attached hereto and made a part hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first written above.


WINTERLAND                             FAMOUS FIXINS, INC.
("Licensor")                           ("Licensee")


By:  /s/ Donna Tice                    By:  /s/ Jason Bauer
Name:  Donna Tice                      Name:  Jason Bauer
Title:  Chief Executive Officer        Title:  President

                              TERMS AND CONDITIONS

1.    Grant of Rights.
      ----------------

1.1 Licensor hereby grants Licensee and Licensee hereby accepts the nonexclusive right to utilize the Licensed Property in connection with the manufacture, advertisement, distribution and sale of Licensed Products in the Licensed Area during the Licensed Term. All other rights with respect to the Licensed Property are hereby expressly reserved by Licensor.

1.2 As used in this agreement, the term "Licensed Property" means each of the elements specified on page 1 hereof individually and all such elements associated therewith, the Licensed Property having a secondary meaning in the mind of the public. Licensee acknowledges that the Licensed Property (including all rights therein and goodwill associated therewith) shall, as between Licensee and Licensor, be and remain Licensor's exclusive and complete property. Licensor reserves the right to lease, authorize, or permit use of the Licensed Property by third parties, as it may see fit. Licensee will not use or authorize use of the Licensed Property in any manner, at any time, or in any place not specifically licensed herein.

2.    Payment Accounting
      ------------------

2.1   For the license granted herein, Licensee will pay
      Licensor the following:

      2.1.1 an advance of $50,000 upon execution of this agreement, which shall not be returnable in whole or in part to Licensee;

      2.1.2 the balance of the Guarantee (i.e., $50,000) payable as follows:

      2.1.2.1  $25,000 on or before November 1, 2000; and

      2.1.2.2  $25,000 on or before January 31, 2002.

      2.1.3    subject to the provisions of sub-paragraph 2.3
               below, royalties at the Royalty Rate set out on page 1 hereof. The Royalty Rate shall be based on the wholesale selling price on net sales of Licensed Products. As used in this sub-paragraph 2.1.3, "net sales" shall mean gross sales less returns, credits on returns and freight and trucking charges, and "wholesale selling price" shall exclude sales tax, value-added tax or the equivalent actually paid and freight and trucking charges. The Royalty Rate shall be applicable to the gross selling price of all Licensed Products delivered or shipped, without deduction of any costs or expenses incurred in the manufacture, advertisement, distribution, or sale thereof, or from uncollectible accounts, but less quantity and trade discounts and returns for credit. Royalties due for each calendar quarter after the date hereof shall be paid to Licensor within fifteen (15) days after the last day thereof

2.2 For purposes of computing and paying Licensor's royalties hereunder, if Licensee's actual gross selling price for a unit of Licensed Product is less than the applicable Minimum Royalty Base, Licensee shall nevertheless compute and pay Licensor's royalties on the basis of the applicable Minimum Royalty Base.

2.3 Concurrently with each payment of royalties hereunder, Licensee shall furnish Licensor with a complete and accurate royalty statement (hereinafter "Statement") certified as to accuracy by Licensee (or by an officer of Licensee if Licensee is a corporation) and specifying the quantity sold, gross selling price and purchaser of the Licensed Products. Licensee shall furnish such Statement to Licensor whether or not any Licensed Products have been sold during the quarter to which a particular Statement refers. Licensee shall use statement form(s) provided approved by Licensor. At its own expense and upon demand by Licensor (but no more than once per year), Licensee shall furnish Licensor with a detailed statement prepared by an independent, certified public accountant, specifying the quantity sold, sales price and purchaser of the Licensed Products up to the date of Licensor's demand.

2.4 All payments made to Licensor shall be in United States currency. Time is of the essence with respect to all payments due Licensor. Interest at the rate of one and one-half percent (1 1/2%) per month shall accrue on any amount due Licensor from and after the date upon which said payment is due until the date said payment is actually made. Licensor's receipt or acceptance of any Statement or royalty paid pursuant to this agreement (or the endorsement of any check or draft constituting payment of any royalty) shall not preclude Licensor from questioning the correctness thereof at any time and in the event any inconsistencies or mistakes are discovered in any Statement or royalty payment, Licensee shall immediately rectify such inconsistencies or mistakes and pay Licensor the appropriate royalty.

2.5 Licensee shall keep, maintain and preserve at its principal place of business accurate books of account and records covering all transactions relating to the license granted herein and this agreement. Licensor and its duly authorized representative shall have the right at all reasonable hours of the day to examine said books of account, records and all other documents and materials with respect to the subject matter and terms of this agreement which are in Licensee's possession or under its control and shall have free and full access thereto to examine and make extracts and copies therefrom. Licensee shall keep all such books of account and records available for at least two (2) years subsequent to the date of expiration of the Licensed Term, and Licensor and its duly authorized representative shall have the right to examine such books of account and records during such period of two (2) years, In the event there are errors to Licensor's disadvantage of more than five percent (5%), Licensee will pay auditing costs.

3.    Samples; Approval.
      ------------------

3.1 At its sole cost and expense prior to the manufacture, distribution, or sale of the Licensed Products hereunder, Licensee shall submit a prototype sample of each of the Licensed Products to Licensor, together with any packaging container, carton, enclosed material, tag, label, wrapping, advertising, or promotional material for use in any media
      (hereinafter "Packaging") Which will be associated in any manner with or used to promote the Licensed Products. Licensee shall not commence any manufacture, distribution, or sale of Licensed Products unless and until Licensor provides written approval of the artwork, design, quality and style of the Licensed Products and the Packaging. Licensor shall endeavor to provide Licensee with written approval or disapproval of the Licensed Products and Packaging as promptly as is reasonably possible.

3.2 After receipt of Licensor's approval as set out in sub-paragraph 3.1 above, Licensee shall not cause or permit any deviation or variation in the artwork, design, quality, or style of the Licensed Products or Packaging without Licensor's written approval prior to any such deviation or variation. Licensor shall own all copyrights in the Licensed Products and Packaging. Licensor shall have no obligation to register any copyrights.

3.3 Licensee agrees to periodically give written notice of and inform all persons, firms, or corporations to which it distributes Licensed Products as to the appropriate copyright and/or trademark notice(s) to be used in connection with advertising, promotion, display and sale of Licensed Products.

3.4   Promptly after initial shipment of each of the Licensed
      Products, Licensee will so notify Licensor and furnish Licensor with twenty (20) free samples of each Licensed Product. During the continuance of this agreement, Licensee shall:

      3.4.1 permit access by a representative selected by Licensor to Licensee's floor stock for sampling purposes at any time during normal business hours without advance notice;

      3.4.2 within fifteen (15) days after receipt of written request therefor, furnish Licensor with further samples of each Licensed Product then being sold by Licensee and as packaged for shipment by it, it being understood Licensee shall not be obligated to furnish such samples free of charge more than once in any calendar quarter; and

      3.4.3 sell additional quantities of Licensed Products to Licensor at the lowest price charged any third party upon receipt of written request therefor or the price set out on page 1, if any, whichever is lower.

4.    Licensee's Obligations; Reservation of Rights.
      ---------------------------------------------

4.1   Licensee represents and warrants the Licensed
      Products will be:

      4.1.1       of a high standard in style, appearance
                  and quality;

      4.1.2 manufactured, advertised, distributed and sold in accordance with all applicable federal, state and local laws and in a manner which will not reflect adversely upon Licensor or those with whom it has contractual arrangements with respect to the Licensed Property; and

      4.1.3       diligently advertised and distributed
                  throughout the Licensed Area. Licensee also warrants it will use its best efforts to obtain maximum sale thereof in the Licensed Area during the Licensed Term.

4.2 Licensee shall distribute and sell Licensed Products outright, not on an approval, consignment sale, or return basis, and only through the following channels: to jobbers, wholesalers and distributors for distribution and sale to retail stores and to retailers selling directly to the public. Notwithstanding the foregoing, Licensee shall not, without Licensor's express prior written consent, knowingly distribute or sell Licensed Products through any of the foregoing channels where such sale or distribution is or will be made:

      4.2.1       for publicity or promotional tie-in
                  purposes, combination sales, premiums, give-aways, or at concert sites; or

      4.2.2 by any similar means of merchandising or where the business methods and practices are questionable.

                  All rights not specifically granted to Licensee herein are expressly reserved to Licensor. As such, Licensee may not distribute or sell Licensed Products by any other method not specifically permitted herein. If Licensee distributes or sells any Licensed Products at a special price to any of its subsidiaries or to any other person, firm, or corporation related in any manner to it or its officers, directors, or major stockholders, it shall pay a royalty on such sale based upon the price generally and customarily charged the trade by it.

4.3 In addition, Licensor reserves the right to manufacture, distribute and sell or grant others the right to manufacture, distribute and sell the Licensed Products in connection with a direct mail offer, premium giveaway, self-liquidator, commercial tie-in, fan club and/or promotion of and/or sale and/or distribution of merchandise at Artist's concerts and live performances.

4.4 Licensee shall not offer for sale, advertise or publicize any Licensed Products via the Internet, television, radio, newspapers, magazines, in catalogs, or through any other media without Licensor's prior written approval in each instance, which approval may be granted or withheld by Licensor at its sole discretion.

4.5 Licensee shall not enter into any sub-license or agreement for the manufacture, distribution, or sale of Licensed Products. Licensee shall not have the Licensed Products manufactured for it by a third party without Licensor's prior written approval and unless said third party enters into an agreement with Licensor not to supply the Licensed Products to anyone other than Licensee in the form set out on Exhibit "A" attached hereto. Any attempt by Licensee to grant sub-licenses or to assign or part with possession or control of the license granted pursuant to this agreement or any of its rights under this agreement shall constitute a material breach of this agreement.

5.    Copyright; Trademark.
      --------------------

5.1 "Notice" as used in this paragraph shall mean the copyright and/or trademark notice and/or appropriate notice of registration, application for registration, or use of any licensed trademark or service mark.

5.2 Licensee shall print, stamp, or mold the Notice on all Licensed Products and each package or container used in connection therewith and on each label, advertisement and promotional release concerning any. Licensed Products, all in accordance with instructions from Licensor, including without limitation instructions with respect to position and letter size. No Licensed Product or any pack-age, container, label, advertisement, or promotional release upon which the notice is printed, stamped, or molded pursuant to the preceding sentence shall contain any other copyright notice whatsoever without Licensor's prior written consent thereto. Licensor may change such Notice at any time and from time to time, effective no less than thirty (30) days after receipt by Licensee of notice of such change.

5.3   Licensee acknowledges and agrees as follows:

      5.3.1 All copyrights, trademarks, service marks and the rights to same referred to in sub-paragraph 5.2 above in the name of and/or owned by Licensor shall be and remain Licensor's sole and complete property;

      5.3.2 All such copyrights, trademarks, service marks and the rights to same in the name of or owned by any copyright proprietor other than Licensor or Licensee shall be and remain such copyright proprietor's sole and complete property;

      5.3.3 All trademarks and service marks and/or the right to use same arising out of the license hereby granted to use the Licensed Property shall be and remain Licensor's sole and complete property;

      5.3.4 Licensee shall not at any time acquire or claim any right, title, or interest of any nature whatsoever in any such copyright, trademark, or service mark by virtue of this agreement or its uses thereof in connection with the Licensed Products; and

      5.3.5 Any right, title, or interest in or relating to any such copyright, trademark, or service mark which comes into existence as a result or during the term of the exercise by Licensee of any right granted it hereunder shall immediately vest in Licensor.

      Licensee acknowledges the validity of all such copyrights, trademarks, or service marks and agrees never to contest or assist others in contesting the validity thereof.

6.    Infringement. Licensee agrees to assist Licensor to the
      ------------
      extent necessary in the procurement of any protection or to protect any of Licensor's rights to the Licensed Property, and Licensor may, if it so desires, commence or prosecute any claims or suits in its own name, in Licensee's name, or it may join Licensee as a party thereto. Each party shall provide the other with written notice of any infringements or imitations by others of the Licensed Property on articles similar to those covered by this agreement which may come to its attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without Licensor's prior written consent.

7.    Mutual Warrantees and Representations; Indemnification.
      ------------------------------------------------------

7.1   Licensor warrants and represents as follows:

      7.1.1 It is free to enter into and fully perform this agreement;

      7.1.2       All ideas, creations, materials and
                  intellectual property furnished by it in connection with the Licensed Property (except for matters in the public domain or material which it is fully licensed to use) will be its own and original creation.

7.2 Licensor will at all times indemnify and hold Licensee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising out of any breach by Licensor of any representation, warranty, or agreement made by it herein, provided Licensee notifies Licensor in writing promptly upon Licensee's acquisition of knowledge of any such claim or suit and that such indemnity shall not exceed the value of royalties accrued or advances paid to Licensor, whichever is greater. The above warranty shall apply only to final judgments entered by a court having jurisdiction thereof or settlements entered into with Licensor's written consent, which shall not be unreasonably withheld. Licensor shall have the option, at any time prior to judgment, of undertaking and conducting the defense of any claim or suit which may be subject to the indemnification provisions of this paragraph. Licensee shall not enter into any settlement of any claim or suit which may be subject to the indemnification provisions of this paragraph without Licensor's express written consent.

7.3   Licensee warrants and represents as follows:

      7.3.1 It is duly organized under applicable law and has the right and authority to enter into and perform this agreement.

      7.3.2 It will comply with all applicable governmental laws, rules and regulations in connection with the manufacture, distribution sale and/or use of the Licensed Products and its activities hereunder. The Licensed Products are not manufactured in so-called "sweatshops" or under other abusive conditions, and in compliance with all federal and state labor, health, safety and related laws.

7.4   Licensee hereby indemnifies and agrees to hold
      Licensor and its officers, directors and shareholders harmless from;

      7.4.1 any claims or suits arising out of any alleged defects in the Licensed Products;

      7.4.2 Licensee's unauthorized use of any patent, process, method, or device, infringement of any copyright, trade name, patent, libel, or invasion of the rights of privacy or publicity or other property rights;

      7.4.3       Licensee's failure to perform; or

      7.4.4 Licensee's infringement or breach of any other personal or property right of any person, firm, or corporation by Licensee, its officers, employees, agents, or anyone directly or indirectly acting by, through, on behalf of, pursuant to contractual agreement or any other relationship with Licensee in connection with the preparation, manufacture, distribution, advertising, promotion and/or sale of Licensed Products and/or any material relating thereto and/or naming or referring to any performers, personnel, marks and/or elements.

            With respect to the foregoing indemnification, Licensee shall defend and hold Licensor, its respective subsidiaries and affiliates and its employees and agents harmless at no cost and expense to them whatsoever, including but not limited to attorneys' fees and court costs. Licensor shall have the right to defend any such action or proceeding with attorneys of its own selection. Licensee hereby agrees it shall indemnify and forever hold Licensor, its respective subsidiaries and affiliates and its employees and agents harmless against and from any and all claims (whether justified or unjustified), costs, liabilities, judgments, damages and expenses, including without limitation reasonable attorneys' fees arising out of any breach or alleged breach by Licensee of any provision of this agreement or any misrepresentation made by Licensee herein or any act not expressly authorized by this agreement.

8.    Insurance.
      ----------

8.1 At its sole cost and expense throughout the Licensed Term and the Sell-Off Period, Licensee shall obtain and maintain standard product liability insurance, the form of which must be acceptable to Licensor, from a qualified insurance company licensed to do business in the State of California, naming Licensor, its respective subsidiaries and affiliates and its employees and agents as additional named insureds; such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, in the Licensed Products or any material used in connection therewith or any use thereof. Coverage shall be a minimum of $1,000,000 combined, single limit for each single occurrence for bodily injury and $100,000 for property damage. Said policy shall provide for ten (10) days' notice by the insurer to Licensor by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination of said policy. Licensee shall furnish Licensor with a certificate of insurance for the policy providing such coverage within thirty
      (30) days after the date of this agreement, and in no event shall Licensee manufacture, distribute, or sell Licensed Products prior to receipt by Licensor of such evidence of insurance.

8.2 At its sole cost and expense throughout the Licensed Term and the Sell-Off Period, Licensee shall obtain and maintain standard advertiser's liability insurance, the form of which must be acceptable to Licensor from a qualified insurance company licensed to do business in the State of California, naming Licensor, its respective subsidiaries and affiliates and its employees and agents as additional named insureds. Coverage shall be a minimum of $500,000/$1,000,000. Said policy shall provide for ten (10) days' notice by the insurer to Licensor by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination of said policy. Licensee shall furnish Licensor with a certified copy of the policy providing such coverage within thirty (30) days after the date of this agreement, and in no event shall Licensee manufacture, distribute, or sell Licensed Products prior to Licensor's receipt of such evidence of insurance.

9.    Termination.
      ------------

9.1   In the event Licensee:

      9.1.1       manufactures, sells, offers for sale,
                  distributes, or uses any Licensed Products or advertising thereof without Licensor's prior written approval as set out in paragraph 3.1 above or uses the Licensed Property in any manner not authorized under this agreement;

      9.1.2 fails to place Licensed Products on sale to the general public on or before the initial on-sale date;

      9.1.3 fails to actively manufacture, advertise, distribute, or sell Licensed Products in all portions of the Licensed Area;

      9.1.4 fails to sell any Licensed Products during any calendar quarter;

      9.1.5 fails to make any payment or furnish any Statement in accordance herewith (time is of the essence with respect to Statements and payments);

      9.1.6       fails to comply with any other of its
                  obligations hereunder, or in the event a voluntary petition in bankruptcy is filed by Licensee or an involuntary petition in bankruptcy is filed against Licensee and not dismissed within thirty (30) days thereafter or Licensee takes advantage of any insolvency law;

      then in any of such events, Licensor shall have the right, at its option and in addition to any other right of any nature it may have at law or in equity, to do any or all of the following:

            9.1.6.1     terminate this agreement;

            9.1.6.2 delete from the operation of this agreement any elements(s) of the Licensed Property or any Licensed Products;

            9.1.6.3     require immediate payment of all
                        royalties then due or becoming due
                        hereunder, all upon written notice to
                        Licensee.

9.2 In the event Licensee is prevented from manufacturing or distributing the Licensed Products because of any act of God, unavoidable accident, fire, epidemic, strike, lockout or other labor dispute, war, riot or civil commotion, act of public enemy, enactment, rule, order or act of government or governmental instrumentality (whether federal, state, local, or foreign), or other cause of a similar or dissimilar nature beyond Licensee's entire control, and such condition continues for a period of three (3) months or more, either party hereto shall have the right to terminate this agreement upon at least thirty (30) days' notice to such effect to the other, effective at any time during the continuation of such condition.

10.   Expiration; Termination; Sell-Off Period. Upon expiration or
      -----------------------------------------
      termination of this agreement, all rights granted Licensee shall forthwith revert to Licensor, with the following consequences:

10.1 Licensor shall thereafter be free to license others to use the Licensed Property in connection with the manufacture, advertisement, distribution and sale of items identical or similar to the Licensed Products in the Licensed Area.

10.2 Licensee shall not thereafter manufacture, advertise, distribute, or sell Licensed Products in any place whatsoever, except that in the event of the expiration of this agreement on the last day of the Licensed Term hereof or the termination of this agreement pursuant to any provision of paragraph 9.2 above, Licensee may continue to sell any Licensed Products previously manufactured and on hand on a nonexclusive basis for a period of ninety (90) days after expiration of the Licensed Term (hereinafter "Sell-Off Period"), in accordance with all the terms and conditions contained in this agreement and at prices which shall not, except with Licensor's prior written consent, be lower than the prevailing, wholesale price(s) charged by Licensee during the ninety-day period immediately preceding such expiration or termination. Licensee must ship said Licensed Products previously manufactured within the Sell-Off Period. During the Sell-Off Period, Licensee may not sell Licensed Products pursuant to this paragraph to affiliated or related companies or to its officers and/or directors;

10.3 In lieu of allowing Licensee to exercise its sell-off rights described above, Licensor shall have the right to buy back at Licensee's lowest wholesale price to third parties all Licensed Products previously manufactured and on hand. In such event, Licensor shall communicate its desire to exercise such rights by written notice to Licensee after receipt of the inventory described in sub-paragraph 10.5 below;

10.4 Notwithstanding anything to the contrary contained herein, Licensee shall not manufacture, sell, or dispose of any articles covered by this license after the expiration or termination hereof based on Licensee's failure to affix notice of copyright, trademark, or service mark registration or any other notice to the articles, cartons, containers, packaging, wrapping, or advertising, promotional, or display material, or because of its departure from the quality and style approved by Licensor pursuant to paragraph 3.1 above;

10.5 Sixty (60) days prior to the date of expiration of the Licensed Term or ten (10) days after the effective date of termination of the license prior to expiration date of the Licensed Term, Licensee shall provide Licensor with a statement indicating the number and description of Licensed
      Products it or its manufacturer has on hand or is in the process of manufacturing as of the date of said statement. Licensor shall have the option of conducting a physical inventory of Licensee or its manufacturer in order to verify such statement of remaining inventory. If Licensee fails to supply the statement of inventory and work in process or refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its rights to dispose of any Licensed Products subsequent to the date of expiration of the Licensed Term or the effective date of any termination pursuant to the provisions of this paragraph. During the last sixty (60) days of the Licensed Term, Licensee shall not manufacture more than one-half (1/2) of one hundred ten percent (110%) of the Licensed Products manufactured in the previous one hundred twenty (120) days without Licensor's written consent. Nothing contained in this paragraph shall be construed to limit Licensor's rights or remedies.

10.6 Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale, or distribution of Licensed Products or any class or category thereof upon expiration or termination of this agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits there is no adequate remedy at law for such failure to cease manufacture, sale, or distribution and agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with competent jurisdiction may deem just and proper.

10.7 Upon expiration or termination of this license, Licensee shall turn over to Licensor all molds and other materials which reproduce the Licensed Property or provide Licensor with satisfactory evidence of the destruction of said molds and other materials. Licensee shall be responsible to Licensor for any damage caused by unauthorized use by Licensee or others of such molds or materials of reproduction which are not turned over or destroyed.

10.8 With respect to inventory and/or work in progress remaining at expiration of the Licensed Term, any renewal term, or the Sell-Off Period as permitted by this agreement, such inventory shall first be offered for sale at Licensee's cost by written notice to Licensor, and if Licensor declines such offer, such inventory shall be destroyed within seven (7) days thereafter, an affidavit of destruction signed by an officer of Licensee being sent to Licensor within seven (7) days after such destruction.

10.9 Licensee shall stamp out, cross out, or eliminate any identification of Licensor, the Licensed Property and the Licensed Products in any of its catalogs, so it is obvious to the reader that such merchandise is no longer for sale. Within six (6) months following the termination date hereunder, Licensee shall reprint its catalog without any reference to Licensor, the Licensed Property, or the Licensed Products.

11. Assignment. Any attempted or purported assignment or other transfer, sub-license, mortgage, or other encumbrances of this agreement by Licensee without Licensor's prior written approval shall be void and of no effect. Licensor may assign this agreement in whole or in part, but shall furnish written notice of any such assignment to Licensee.

12.   No Partnership; Waiver.
      ----------------------

12.1 Nothing herein contained shall be construed to constitute a partnership or joint venture between the parties hereto, and neither party shall become bound by any representation, act, or omission of the other. Licensee is an independent contractor in the manufacture, advertisement, sale and distribution of Licensed Products and will pay all sales taxes and other charges imposed on either party by any law, ordinance, or requirement of any government or governmental instrumentality (whether federal, state, local, or foreign) in connection therewith.

12.2 A waiver by either party of any term of condition of this agreement in any instance shall not be deemed or construed to be a waiver of such term or condition in the future or any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this agreement shall be cumulative, and none shall be in limitation of any other remedies, rights, undertakings, obligations, or agreements of either party.

13.   Notices. All notices required to be given hereunder
      -------
      shall be in writing and shall be delivered personally, by facsimile (FAX), or by certified or registered mail, return receipt requested, postage prepaid, as follows:

13.1  if to Licensee, at the address set out above,
      Attention: Jason Bauer, FAX number (212) 245-7767, with a courtesy copy to __________________________
      _________________________, FAX number _______________;

13.2  if to Licensor, at the address set out above,
      Attention: Business and Legal Affairs Department, FAX number
      (510) 347-4022

Any notice so given shall be deemed effective upon receipt by the party to whom it is addressed. Either party may change the address to which notice is to be sent by giving written notice of such change of address to the other party as provided herein. Notwithstanding the foregoing, either party's failure to send a courtesy copy of notices pursuant to sub-paragraph 13.1 or 13.2 above, as the case may be, shall not be deemed a material breach of this agreement.

14.   Governing Law; Attorneys' Fees.
      ------------------------------

14.1 This agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

14.2 The entire understanding between the parties hereto relating to the subject matter hereof is contained herein, and no warranties, representations, or undertakings are made by the parties hereto except as expressly provided herein. This agreement cannot be changed or terminated orally.

14.3 If any legal action or other proceeding is brought for enforcement of this agreement or as a result of a breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

15.   Artwork.
      --------

15.1 As used in this agreement, "Artwork Fee" means the sum Licensee shall pay Licensor for the use of any Licensed Property on any Licensed Products. Payment of the Artwork Fee entitles Licensee to use certain Licensed Property that is created by or is in the possession of Licensor, including slides, transparencies, separations and logo blacklines
       (hereinafter "Artwork"). Licensee shall pay Artwork Fees in accordance with the rates set out on Exhibit "B" attached hereto. Upon request therefor, Licensor shall provide Licensee with Artwork for the creation of Licensed Property as promptly as is reasonably possible.

15.2 Artwork Fees are due and payable to Licensor in accordance with the terms set forth in Licensor's invoice to Licensee therefor. Licensee further agrees to pay Licensor all costs incurred for the shipment, insurance, import duties and/or taxes and handling of Artwork and the approval process pursuant to the terms of this agreement. Such costs shall be paid by Licensee pursuant to the terms of Licensor's invoices to Licensee therefor.


                         (End of Terms and Conditions)